[EXHIBIT 99.1]

                    [LOGO] EAGLE SUPPLY GROUP, Inc.

CONTACT:                                    OR:
Douglas P. Fields, Chairman and CEO                   The Equity Group Inc.
Frederick M. Friedman, Executive VP and CFO           Adam Prior
Tel: 212-986-6190                                     Tel: (212) 836-9606
Fax: 212-972-0326                                     Devin Sullivan
www.eaglesupplygroup.com                              Tel: (212) 836-9608
------------------------                              www.theequitygroup.com
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                        FOR IMMEDIATE RELEASE
                        ---------------------

EAGLE SUPPLY GROUP, INC. RAISES $3 MILLION IN PRIVATE EQUITY PLACEMENT

NEW YORK, N.Y. -- May 20, 2002 -- Eagle Supply Group, Inc. ("Eagle" or the "Company") (NASDAQ SmallCap and BSE: EEGL and EEGLW), one of the largest wholesale distributors of residential roofing, drywall and masonry supplies and related products in the United States, today announced the closing of the first tranche of a $3 million private placement equity financing to qualified institutional investors. The financing, which consists of two equal and separate tranches, will, upon completion, total approximately 1,090,909 shares of common stock of the Company at a price of $2.75 per share. In addition, the terms of the placement provide that the Company issue 109,091 warrants to the investors and 109,090 warrants to the placement agent which provide for the purchase of approximately 218,181 shares of common stock at a price of $3.50 per share. The warrants issued in the first tranche will expire at the end of May 2007 and the warrants to be issued in the second tranche will expire at the end of the month five years after the closing date of the second tranche. If the warrants were to be exercised in full, the Company would receive an additional $763,633 in gross proceeds.

Eagle plans to use the net proceeds of this private placement to further the Company's internal growth and to provide additional equity resources with which to pursue possible acquisition opportunities in the future.

Douglas P. Fields, Eagle's Chairman and Chief Executive Officer, commented, "We are very pleased to have available this additional capital to use to continue to pursue our current business plan, which focuses on continuing Eagle's growth by opening new distribution centers and, under the right conditions, acquiring companies that are compatible with our existing business. This financing gives Eagle additional financial resources which we can use to support the expansion of our business, which has experienced substantial growth since our initial public offering in March 1999. The additional equity further strengthens our balance sheet and enhances our financial resources. We appreciate the confidence these new investors have shown in the Company's prospects."

About Eagle Supply
Eagle, with corporate offices in New York City and operations headquarters in Mansfield, Texas, is one of the largest wholesale distributors of roofing, drywall and masonry supplies and related products in the United States. Eagle sells primarily to contractors, subcontractors and builders engaged in roofing,


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    122 East 42nd Street   *   Suite 1116   *   New York, NY   10168




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Eagle Supply Group, Inc.                                         Page 2
May 20, 2002


drywall and masonry repair and construction of new residences and commercial properties. The Company sells its products through its own distribution facilities and direct sales force. Eagle currently operates a network of 33 distribution centers in 10 states, including locations in Texas (11), Florida (9), Colorado (5), Alabama (2), and one each in Illinois, Indiana, Minnesota, Mississippi, Missouri and Nebraska.


This document includes statements that may constitute forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Eagle would like to caution readers regarding certain forward-looking statements in this document and in all of its communications to shareholders and others, press releases, securities filings, and all other documents and communications. Statements that are based on management's projections, estimates and assumptions are forward-looking statements. The words "believe," "expect," "anticipate," "intend," "will," "should," "can," "may," "plans," and similar expressions generally identify forward-looking statements. While Eagle believes in the veracity of all statements made herein, forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Eagle, are inherently subject to significant business, economic and competitive uncertainties and contingencies and known and unknown risks. Many of the uncertainties and contingencies can affect events and Eagle's actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Eagle. Some of the factors that could cause actual results or future events to differ materially or otherwise include Eagle's inability to find suitable acquisition candidates or equity or debt financing on terms commercially reasonable to Eagle, inability to find suitable facilities or personnel to open new or maintain existing distribution center locations, interruptions or loss of sources of supply, the cost, pricing of and demand for distributed products, inability to collect outstanding accounts and notes receivable when due or within a reasonable period of time thereafter, the actions of competitors with greater financial resources, economic and market factors, and other factors. Please see the "Risk Factors" in Eagle's filings (including Forms 10-K and registration statements) with the Securities and Exchange Commission for a description of some, but not all, risks, uncertainties and contingencies. Except as otherwise required by the applicable securities laws, we disclaim any intention or obligation publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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      122 East 42nd Street   *   Suite 1116   *   New York, NY   10168



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